American Funds Money Market Fund
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 03/31/10
File number 811-22277

77C.           The Board of Trustees of American Funds Money Market Fund presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the American Funds Money Market Fund are as follows:

Election of Trustees:

Trustee	Votes For	Votes Withheld
Lee A. Ault III	16,774,298,149	444,677,762
William H. Baribault	16,783,146,927	435,828,984
James G. Ellis	16,779,243,333	439,732,578
Martin Fenton	16,778,414,178	440,561,733
Leonard R. Fuller	16,780,143,122	438,832,789
Abner D. Goldstine	16,775,161,494	443,814,417
Paul G. Haaga, Jr.	16,784,842,388	434,133,523
W. Scott Hedrick	16,759,457,884	459,518,027
R. Clark Hooper	16,755,861,898	463,114,013
Merit E. Janow	16,778,876,825	440,099,086
Laurel B. Mitchell	16,761,668,940	457,306,971
Frank M. Sanchez	16,759,945,445	459,030,466
Margaret Spellings	16,756,571,011	462,404,900
Steadman Upham	16,753,363,567	465,612,344

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
14,589,735,547	504,231,254	2,125,009,110

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
14,634,670,682	437,610,091	2,146,695,138

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
14,601,034,432	480,153,449	2,137,788,030

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
1,311,658,811	13,674,583,797	382,206,713

*Includes broker non-votes.